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    EXHIBIT 23 (d) (14) SUB-ADVISORY AGREEMENT ON BEHALF OF AMERICAN CENTURY
                               LARGE COMPANY VALUE

                   AMENDMENT TO SUB-ADVISORY AGREEMENT BETWEEN
     AEGON/TRANSAMERICA FUND ADVISERS, INC. AND AMERICAN CENTURY INVESTMENT
                                MANAGEMENT, INC.

         THIS AMENDMENT is made as of May 1, 2004 to the Sub-Advisory Agreement dated May 1, 2001, as amended (the "Agreement") between AEGON/Transamerica Fund Advisers, Inc. ("ATFA") and American Century Investment Management, Inc. (the "Sub-Adviser"), on behalf of American Century Income & Growth (the "Portfolio"). In consideration of the mutual covenants contained herein, the parties agree as follows:

1. PORTFOLIO NAME CHANGE. Any references to American Century Income & Growth are revised to mean American Century Large Company Value, in response to the name change of the Portfolio, effective May 1, 2004.

In all other respects, the Sub-Advisory Agreement dated May 1, 2001, is confirmed and remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this amendment to be executed as of May 1, 2004.

ATTEST:                                  AEGON/TRANSAMERICA FUND ADVISERS, INC.

By: ___________________________________  By: ___________________________________
Name: _________________________________  Name: _________________________________
Title: ________________________________  Title: ________________________________

ATTEST:                                        AMERICAN CENTURY INVESTMENT
                                                   MANAGEMENT, INC.

By: ___________________________________  By: ___________________________________
Name: _________________________________  Name: _________________________________
Title: ________________________________  Title: ________________________________